------------
|  FORM 3  |
------------


                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


1.  Name and Address of Reporting Person:
    XL Capital Ltd  (f/k/a EXEL Limited)
    Cumberland House
    One Victoria Street
    Hamilton, Bermuda HM11

2.  Date of Event Requiting Statement (Month/Day/Year)
    03/02/00

3.  IRS or Social Security Number of Reporting Person (Voluntary)
    I.R.S. Identification No. 98-0058718

4.  Issuer Name and Ticker or Trading Symbol
    Annuity and Life Re (Holdings), Inc.

5.  Relationship of Reporting Person to Issuer (Check all Applicatble)
    ( ) Director                (X) 10% Owner
    ( ) Officer (give title     ( ) Other (specify below)
                below)

6.  If Amendment, Date of Original (Month/Day/Year)

7.  Individual or Joint/Group Filing (Check Applicable Line)
    (X) Form filed by One Reporting Person
    ( ) Form filed by More than One Reporting Person


Table I - NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED

|------------------------------------------------------------------------------|
|1.Title of Security |2.Amount of Securities |3.Ownership   |4.Nature of       |
|  (Instr. 4)        |  Beneficially Owned   |  Form:       |  Indirect        |
|                    |  (Instr. 4)           |  Direct (D)  |  Beneficial      |
|                    |                       |  or Indirect |  Ownership       |
|                    |                       |  (I)(Instr.5)|  (Instr. 5)      |
|--------------------------------------------|--------------|------------------|
| Common Shares, par | 2,836,880             |       I      |  By wholly owned |
| value $1.00        |                       |              |  subsidiary      |
|--------------------|-----------------------|--------------|------------------|
|                    |                       |              |                  |
|                    |                       |              |                  |
|------------------------------------------------------------------------------|
Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
                                                                          (Over)

                            (Print or Type Responses)

----------------------
  FORM 3 (continued)
----------------------

               TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)


1.  Title of Derivative Security (Instr. 4)
    Class B Warrants

2.  Date Exercisable and Expiration Date (Month/Day/Year)
    Date Exercisable:
    (1)
    Expiration Date:
    4/18/08

3.  Title and Amount of Securities Underlying Derivative Securities (Instr. 4)
    Title:
    Common Shares, par value $1.00 per share
    Amount or Number of Shares:
    200,000

4.  Conversion or Exercise Price of Derivative Security
    $15/share

5.  Ownership Form of Derivative Security: Direct (D) or Indirect (I) (Instr. 5)
    (D)

6.  Nature of Indirect Beneficial Ownership
    Wholly owned subsidiary





Explanation of Responses:
(1) Exercisable 1/3 on April 18, 1999, 1/3 on April 18, 2000 and 1/3 on April 18, 2001.





/s/ Paul S. Giordano                          March 13, 2000
-----------------------------------           --------------
**Paul S. Giordano,                                Date
Executive Vice President
and General Counsel of Reporting Person




** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 10 U.S.C. 1001 and 15 U.S.C. 78ff(a).


Note: File three copies of this Form, one of which must be manually signed.
      If space provided is insufficient, see Instruction 6 for procedure.



                                        Page 2 of 2

                                                                 SEC 1473 (7-96)